                                                                EXHIBIT 2.1
================================================================================



                          AGREEMENT AND PLAN OF MERGER



                            dated as of May 25, 1998



                                 by and between



                              Roslyn Bancorp, Inc.



                                      and



                              T R Financial Corp.


================================================================================

                               TABLE OF CONTENTS

                                                                            Page
INTRODUCTORY STATEMENT......................................................  1

                                   ARTICLE I
                                   THE MERGER

Section 1.1.    Structure of the Merger.....................................  2
Section 1.2.    Effect on Outstanding Shares of TRFC Common Stock...........  2
Section 1.3.    Exchange Procedures.........................................  3
Section 1.4.    Stock Options...............................................  5
Section 1.5.    Bank Merger.................................................  6
Section 1.6.    Directors of RBI after Effective Time.......................  6
Section 1.7.    Alternative Structure.......................................  6

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

Section 2.1.    Disclosure Letters..........................................  7
Section 2.2.    Standards...................................................  7
Section 2.3.    Representations and Warranties of TRFC......................  8
Section 2.4.    Representations and Warranties of RBI....................... 22

                                  ARTICLE III
                           CONDUCT PENDING THE MERGER

Section 3.1.    Conduct of TRFC's Business Prior to the Effective Time...... 33
Section 3.2.    Forbearance by TRFC......................................... 34
Section 3.3.    Conduct of RBI's Business Prior to the Effective Time....... 36
Section 3.4.    Forbearance by RBI.......................................... 36

                                   ARTICLE IV
                                   COVENANTS

Section 4.1.     Acquisition Proposals...................................... 37
Section 4.2.     Certain Policies of TRFC................................... 38
Section 4.3.     Access and Information..................................... 39
Section 4.4.     Certain Filings, Consents and Arrangements................. 40
Section 4.5.     Antitakeover Provisions.................................... 40
Section 4.6.     Additional Agreements...................................... 41
Section 4.7.     Publicity.................................................. 41
Section 4.8.     Stockholders Meetings...................................... 41

Section 4.9.     Proxy Statements; Comfort Letters.......................... 41
Section 4.10.    Registration of RBI Common Stock........................... 42
Section 4.11.    Affiliate Letters.......................................... 42
Section 4.12.    Notification of Certain Matters............................ 43
Section 4.13.    Directors and Officers..................................... 43
Section 4.14.    Indemnification; Directors' and Officers' Insurance........ 44
Section 4.15.    Pooling and Tax-Free Reorganization Treatment.............. 45
Section 4.16.    Employees; Benefit Plans and Programs...................... 45
Section 4.17.    Advisory Board............................................. 47
Section 4.18.    Savings and Loan Holding Company Structure................. 47
Section 4.19.    RBI Dividends.............................................. 47

                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION

Section 5.1.     Conditions to Each Party's Obligations..................... 48
Section 5.2.     Conditions to the Obligations of RBI and RBI Bank.......... 49
Section 5.3.     Conditions to the Obligations of TRFC and TRFC Bank........ 51

                                   ARTICLE VI
                                  TERMINATION

Section 6.1.     Termination................................................ 52
Section 6.2.     Effect of Termination...................................... 56

                                  ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.1.     Effective Date and Effective Time.......................... 56
Section 7.2.     Deliveries at the Closing.................................. 56

                                  ARTICLE VIII
                             CERTAIN OTHER MATTERS

Section 8.1.     Certain Definitions; Interpretation........................ 56
Section 8.2.     Survival................................................... 57
Section 8.3.     Waiver; Amendment.......................................... 57
Section 8.4.     Counterparts............................................... 57
Section 8.5.     Governing Law.............................................. 57
Section 8.6.     Expenses................................................... 57
Section 8.7.     Notices.................................................... 57
Section 8.8.     Entire Agreement; etc...................................... 59
Section 8.9.     Assignment................................................. 59

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          This is an AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of May, 1998 ("Agreement"), by and between Roslyn Bancorp, Inc., a Delaware corporation ("RBI"), and T R Financial Corp., a Delaware corporation ("TRFC").

                             INTRODUCTORY STATEMENT

          The Board of Directors of each of RBI and TRFC (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of RBI and TRFC, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to RBI's willingness to enter into this Agreement, RBI and TRFC have entered into a stock option agreement ("TRFC Option Agreement"), pursuant to which TRFC has granted to RBI an option to purchase shares of TRFC's common stock, par value $.01 per share ("TRFC Common Stock"), upon the terms and conditions therein contained. In addition, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to TRFC's willingness to enter into this Agreement, RBI and TRFC have entered into a stock option agreement ("RBI Option Agreement"), pursuant to which RBI has granted to TRFC an option to purchase shares of RBI's common stock, par value $.01 per share ("RBI Common Stock"), upon the terms and conditions therein contained.

          Promptly following the consummation of the Merger (as defined below), the parties hereto intend that Roosevelt Savings Bank, a wholly owned subsidiary of TRFC ("TRFC Bank"), shall be merged with and into The Roslyn Savings Bank, a wholly owned subsidiary of RBI ("RBI Bank"), with RBI Bank being the surviving entity ("Bank Merger").

          The parties hereto intend that the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and that the Merger shall be accounted for as a pooling-of-interests for accounting purposes.

          RBI and TRFC desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                  THE MERGER
                                  ----------

          Section 1.1    Structure of the Merger.  On the Effective Date (as
                         -----------------------
defined in Section 7.1), TRFC will merge with and into RBI ("Merger"), with RBI being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law. Upon consummation of the Merger, the separate corporate existence of TRFC shall cease. RBI shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

          Section 1.2    Effect on Outstanding Shares of TRFC Common Stock.
                         -------------------------------------------------

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of TRFC Common Stock issued and outstanding at the Effective Time (as defined in Section 7.1), other than (i) shares held directly or indirectly by RBI (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held by TRFC as treasury stock and (iii) unallocated shares held in TRFC's Recognition and Retention Plan for Officers ("TRFC RRP") (such shares referred to in clauses (i), (ii) and (iii) being referred to herein as the "Excluded Shares"), together with the related preferred share purchase right ("TRFC Preferred Share Purchase Right") issued pursuant to the Rights Agreement ("TRFC Rights Agreement"), dated as of July 19, 1994, between TRFC and Chemical Bank, as Rights Agent, shall become and be converted into the right to receive 2.05 shares of RBI Common Stock (the "Exchange Ratio"); provided, however, that, notwithstanding any other provision hereof, no fraction of a share of RBI Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, RBI shall pay to each holder of TRFC Common Stock who would otherwise be entitled to a fraction of a share of RBI Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the RBI Market Value (collectively, the "Merger Consideration").

          (b) As used herein, "RBI Market Value" shall be the average of the daily closing sales prices of a share of RBI Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the National Market System of The Nasdaq Stock Market, Inc. ("Nasdaq National Market"), for the 15 consecutive trading days immediately preceding the day that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, as contemplated by Section 5.1(b), (ii) the day on which the last of the required regulatory approvals, as contemplated by
Section 5.1(b), is obtained and (iii) the day on which the last of the required stockholder approvals have been obtained (such date being referred to herein as the "Valuation Date").

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of RBI Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

          (d) As of the Effective Time, each Excluded Share shall be cancelled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of RBI Common Stock and RBI Preferred Stock (as defined in Section 2.4(b)) that are held by TRFC, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of RBI.

          Section 1.3    Exchange Procedures.
                         -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of TRFC Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of TRFC Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("TRFC Certificate") previously representing shares of TRFC Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, RBI shall deposit, or shall cause to be deposited, with such bank or trust company that is selected by RBI and is reasonably acceptable to TRFC to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of TRFC Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to
Section 1.2, and RBI shall reserve for issuance with its Transfer Agent and Registrar a sufficient number of shares of RBI Common Stock to provide for payment of the Merger Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the TRFC Certificates shall pass, only upon delivery of the TRFC Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as RBI may reasonably determine and (iii) include instructions for use in effecting the surrender of the TRFC Certificates in exchange for the Merger Consideration. Upon the proper surrender of the TRFC Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such TRFC Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of RBI Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3. TRFC Certificates so surrendered shall forthwith be cancelled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute RBI Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of RBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of TRFC Common Stock not registered in the transfer records of TRFC, the Merger Consideration shall be issued to the transferee thereof if the TRFC Certificates representing such TRFC Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of RBI and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to RBI Common Stock shall be remitted to any person entitled to receive shares of RBI Common Stock hereunder until such person surrenders his or her TRFC Certificates in accordance with this Section 1.3. Upon the surrender of such person's TRFC Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of RBI Common Stock represented by such person's TRFC Certificates.

          (f) From and after the Effective Time there shall be no transfers on the stock transfer records of TRFC of any shares of TRFC Common Stock. If, after the Effective Time, TRFC Certificates are presented to RBI, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of TRFC for six months after the Effective Time shall be repaid by the Exchange Agent to RBI upon the written request of RBI. After such request is made, any stockholders of TRFC who have not theretofore complied with this Section 1.3 shall look only to RBI for the Merger Consideration deliverable in respect of each share of TRFC Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding TRFC Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of RBI (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of RBI, RBI Bank, the Exchange Agent or any other person shall be liable to any former holder of TRFC Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) RBI and the Exchange Agent shall be entitled to rely upon TRFC's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any TRFC Certificate, RBI and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any TRFC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such TRFC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such TRFC Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed TRFC Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.4    Stock Options.
                         -------------

          (a) Options to purchase shares of TRFC Common Stock that have been issued by TRFC and are outstanding at the Effective Time (each, a "TRFC Option") pursuant to the TRFC 1993 Incentive Stock Option Plan and the TRFC 1993 Stock Option Plan for Outside Directors (collectively, the "TRFC Option Plans") shall be converted into options to purchase shares of RBI Common Stock as follows:

               (i) the aggregate number of shares of RBI Common Stock issuable upon the exercise of converted TRFC Options after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of TRFC Common Stock issuable upon exercise of the TRFC Options immediately prior to the Effective Time, such product to be rounded to the nearest whole share of RBI Common Stock; and

               (ii) the exercise price per share of each converted TRFC Option shall be equal to the quotient of the exercise price of such TRFC Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any TRFC Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of RBI Common Stock issuable upon exercise of and the exercise price per share for such converted TRFC Option determined in the manner provided above shall be further adjusted in such manner as RBI may determine to be necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase shares of RBI Common Stock that arise from the operation of this Section 1.4 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the TRFC Options that they replace; provided, however, that such exercise period, terms and conditions shall be further modified if and to the extent necessary to enable the Merger to qualify for pooling-of-interests accounting treatment. Prior to the Effective Time, RBI shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.4.

          (b) Prior to the date of the TRFC stockholders meeting contemplated by Section 4.8, TRFC shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which TRFC Options have been granted to provide for the conversion of TRFC Options outstanding at the Effective Time into Converted Options and to effect any other modifications contemplated by Section 1.4(a).

          (c) Concurrently with the reservation of shares of RBI Common Stock to provide for the payment of the Merger Consideration, RBI shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of RBI Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. On or before the Effective Time, RBI shall (i) cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument, in such form and of such substance as RBI may reasonably determine, evidencing such holder's rights with respect to the Converted Options; and (ii) file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the RBI Common Stock issuable upon exercise of the Converted Options.

          Section 1.5    Bank Merger.  Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, RBI Bank and TRFC Bank shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the Bank Merger will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of RBI Bank as the surviving entity of the Bank Merger shall be (a) all of the directors of RBI Bank serving immediately prior to the Bank Merger and (b) such additional persons who shall become directors of RBI Bank in accordance with Section 4.13.

          Section 1.6    Directors of RBI after Effective Time.  At the
                         -------------------------------------
Effective Time, the directors of RBI shall consist of (a) the directors of RBI serving immediately prior to the Effective Time and (b) such additional persons who shall become directors of RBI in accordance with Section 4.13. Other than as provided in Section 4.13 and 4.17, no director of TRFC shall be made a director of RBI.

          Section 1.7    Alternative Structure.  Notwithstanding anything to the
                         ---------------------
contrary contained in this Agreement, prior to the Effective Time, RBI may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as RBI may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not adversely affect the treatment of the transaction as a pooling-of-interests for accounting purposes, the tax effects or economic benefits of the transactions contemplated hereby to the holders of TRFC Common Stock and shall not materially delay the Closing Date (as defined in Section 7.1). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          Section 2.1    Disclosure Letters.  On or prior to the execution and
                         ------------------
delivery of this Agreement, TRFC and RBI each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

          Section 2.2    Standards.
                         ---------

          (a) No representation or warranty of TRFC or RBI contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. TRFC's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of RBI.

          (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of TRFC or RBI, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both RBI and RBI Bank and TRFC and TRFC Bank, as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and (iv), Section 2.3(c), Section 2.3(d), 2.3(g)(iii), 2.4(a)(i) and (iv), Section 2.4(c), 2.4(d),
2.4(g)(iii) or 2.4(l) to be true and correct or (y) a representation or warranty contained in the last sentence of each of Section 2.3(e) or 2.4(e), the second sentence of each of 2.3(f)(i) or 2.4(f)(i) and the first two sentences of each of Section 2.3(bb) or 2.4(x) to be true and correct in all material respects.

          (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

          Section 2.3    Representations and Warranties of TRFC.  Subject to
                         --------------------------------------
Sections 2.1 and 2.2, TRFC represents and warrants to RBI that, except as disclosed in TRFC's Disclosure Letter:

          (a)  Organization.  (i)   TRFC is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). TRFC Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each Subsidiary (as defined below) of TRFC Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of TRFC and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

          (ii) Each of TRFC and its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii)  TRFC's Disclosure Letter sets forth all of TRFC's
Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which TRFC owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of TRFC's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. TRFC owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries, except for certain preferred shares issued by Roosevelt Asset Funding Corp. ("RAFC"). No Subsidiary of TRFC other than TRFC Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by TRFC or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by TRFC or a Subsidiary of TRFC free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of TRFC Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

          (b)  Capital Structure.   (i)  The authorized capital stock of TRFC
               -----------------
consists of 60,000,000 shares of TRFC Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("TRFC Preferred Stock"). As of the date of this Agreement: (A) 17,527,983 shares of TRFC Common Stock were issued and outstanding, (B) no shares of TRFC Preferred Stock were issued and outstanding, (C) no shares of TRFC Common Stock were reserved for issuance, except that 2,654,277 shares of TRFC Common Stock were reserved for issuance pursuant to the TRFC Option Plans, (D) no shares of TRFC Preferred Stock were reserved for issuance except pursuant to the TRFC Rights Agreement and (E) 5,196,017 shares of TRFC Common Stock were held by TRFC in its treasury or by its Subsidiaries. The authorized capital stock of TRFC Bank consists of 30,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date of the Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by TRFC. All outstanding shares of capital stock of TRFC and TRFC Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by TRFC in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. TRFC's Disclosure Letter sets forth a complete and accurate list of all options to purchase TRFC Common Stock that have been granted pursuant to the TRFC Option Plans and all restricted stock grants under the TRFC RRP, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of TRFC are issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement and the TRFC Option Agreement, neither TRFC nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating TRFC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of TRFC or any of its Subsidiaries or obligating TRFC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of TRFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of TRFC or any of its Subsidiaries.

          (c)  Authority.  Each of TRFC and TRFC Bank has all requisite
               ---------
corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of TRFC's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by TRFC's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of TRFC and TRFC Bank. This Agreement has been duly executed and delivered by TRFC and constitutes a valid and binding obligation of TRFC, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approval; Fairness Opinion.  The affirmative vote of
               --------------------------------------
a majority of the outstanding shares of TRFC Common Stock entitled to vote on this Agreement is the only vote of the stockholders of TRFC required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. TRFC has received the written opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the Merger Consideration to be received by TRFC's stockholders is fair, from a financial point of view, to such stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement by TRFC do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of TRFC or any of its Subsidiaries, or to which TRFC or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of TRFC or the similar organizational documents of any of its Subsidiaries or
(iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of TRFC or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which TRFC or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of TRFC Common Stock, (y) the approval of the Banking Board of the State of New York ("Banking Board") under Section 143-b of the Banking Law of the State of New York ("Banking Law"), the approval of the Superintendent of Banks of the State of New York ("Superintendent") under Section 601 of the Banking Law and any other requirement of the Banking Board or the Superintendent, the approval of the Board of Governors of the Federal Reserve System ("FRB") under the BHCA, if necessary (or the receipt of a waiver of such requirement), the approval of the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act of 1933, as amended ("HOLA"), and the approval of the appropriate regulatory authority under
Section 18(c) of the FDIA (collectively, the "Requisite Regulatory Approvals"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of TRFC know of no reason pertaining to TRFC why any of the approvals referred to in this Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports.  (i)  As of their respective dates, none of the reports
               -------
or other statements filed by TRFC or TRFC Bank on or subsequent to December 31, 1997 with the Securities and Exchange Commission ("SEC") (collectively, "TRFC's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of TRFC included in TRFC's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP")(except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the
SEC). Each of the consolidated statements of condition contained or incorporated by reference in TRFC's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be (A) the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in TRFC's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. TRFC has made available to RBI a true and complete copy of each of TRFC's Report filed with the SEC since December 31, 1997.

               (ii) TRFC and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with (A) the Banking Department of the State of New York ("Banking Department"), (B) the FDIC, (C) the FRB, (D) the National Association of Securities Dealers, Inc. ("NASD"), (E) the SEC and (F) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
TRFC's Reports filed on or prior to the date of this Agreement, since
December 31, 1997, (i) TRFC and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) TRFC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and
(iii) there has not been any Material Adverse Effect with respect to TRFC.

          (h)  Absence of Claims.  Except as set forth in TRFC's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against TRFC or any of its Subsidiaries and, to the best of TRFC's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither TRFC nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulators, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (j)  Taxes.  All federal, state, local and foreign tax returns
               -----
required to be filed by or on behalf of TRFC or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by TRFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on TRFC's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of TRFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where TRFC or any of its Subsidiaries do not file tax returns that TRFC or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to TRFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on TRFC's balance sheet (in accordance with GAAP). Except as set forth in TRFC's Disclosure Letter, TRFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. TRFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and TRFC and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither TRFC nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k)  Agreements.  (i)  Except for the TRFC Option Agreement and
               ----------
arrangements made in the ordinary course of business, and except as set forth in TRFC's Disclosure Letter, TRFC and its Subsidiaries are not bound by any material contract (as defined in Item

601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in TRFC's Reports. Except as disclosed in TRFC's Disclosure Letter, neither TRFC nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice,
(B) agreement with any executive officer or other key employee of TRFC or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving TRFC or any of its Subsidiaries of the nature contemplated by this Agreement or the TRFC Option Agreement, (C) agreement with respect to any employee or director of TRFC or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the TRFC Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the TRFC Option Agreement or (E) agreement containing covenants that limit the ability of TRFC or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, TRFC (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Neither TRFC nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) TRFC and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither TRFC nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of TRFC and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  Labor Matters.  Neither TRFC nor any of its Subsidiaries is or
               -------------
has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is TRFC or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving TRFC or any of its Subsidiaries pending or, to TRFC's knowledge, threatened. TRFC and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (m)  Employee Benefit Plans.  TRFC's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of TRFC or any of its Subsidiaries (hereinafter collectively referred to as the "TRFC Employee Plans"). All of the TRFC Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon TRFC or any of its Subsidiaries. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected by TRFC or any of its Subsidiaries to be incurred with respect to any TRFC Employee Plan which is subject to Title IV of ERISA (" TRFC Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by TRFC or any entity which is considered one employer with TRFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No TRFC Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each TRFC Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such TRFC Pension Plan as of the end of the most recent plan year with respect to the respective TRFC Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such TRFC Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any TRFC Pension Plan within the 12-month period ending on the date hereof. Neither TRFC nor any of its Subsidiaries has provided, or is required to provide, security to any TRFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither TRFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each TRFC Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "TRFC Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and TRFC and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each TRFC Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such TRFC Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to TRFC's knowledge, threatened litigation, administrative action or proceeding relating to any TRFC Employee Plan. There has been no announcement or commitment by TRFC or any of its Subsidiaries to create an additional TRFC Employee Plan, or to amend any TRFC Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such TRFC Employee Plan; and, except as specifically identified in TRFC's Disclosure Letter, TRFC and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any TRFC Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to TRFC or any of its Subsidiaries, for the Employee Plans listed in TRFC's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by TRFC or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any TRFC Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each TRFC Employee Plan, TRFC has supplied to RBI a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such TRFC Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such TRFC Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such TRFC Employee Plan, if the TRFC Employee Plan is subject to Title I of ERISA,
(E) the most recent actuarial report or valuation if such TRFC Employee Plan is a TRFC Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

          (n)  Termination Benefits. TRFC's Disclosure Letter contains a
               --------------------
schedule identifying the types of benefits and other payments due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein), and TRFC has previously provided to RBI a reasonable, good faith estimate of the amounts payable and certain of the benefits to be provided pursuant to the Employment Agreements between TRFC and each of Messrs. Tsimbinos, Nutt, Henchy, Kuhn, Kramer and DeRusso and pursuant to the Employment Agreements between TRFC Bank and each of Messrs. Tsimbinos, Nutt, Henchy, Kuhn, Kramer and DeRusso. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, deferred compensation plans, all performance and/or bonus plans, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any TRFC Option Plans or TRFC RRP. For purposes hereof, "Named Individual" shall include each non-employee director of TRFC or any of its Subsidiaries and each executive officer of TRFC.

          (o)  Title to Assets.  TRFC and each of its Subsidiaries has good and
               ---------------
marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which

TRFC or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of TRFC and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by TRFC to be adequate for the current business of TRFC and its Subsidiaries.

          (p)  Compliance with Laws.  TRFC and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of TRFC, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of TRFC have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD or any other SRO (each, a "Governmental Entity"). The businesses of TRFC and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (q)  Fees.  Other than financial advisory services performed for TRFC
               ----
by Goldman, Sachs & Co. pursuant to an agreement dated May 22, 1998, a true and complete copy of which has been previously delivered to RBI, neither TRFC nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TRFC or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.  (i)  With respect to TRFC and each of
               ---------------------
its Subsidiaries:

               (A) Each of TRFC and its Subsidiaries, the Participation Facilities (as defined herein), and, to TRFC's knowledge, the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to TRFC's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To TRFC's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or TRFC or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To TRFC's knowledge, the properties currently owned or operated by TRFC or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (E) Neither TRFC nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To TRFC's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by TRFC or any of its Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by TRFC or any of its Subsidiaries or any Participation Facility; and

               (G) To TRFC's knowledge, during the period of (l) TRFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) TRFC's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To TRFC's knowledge, prior to the period of (x) TRFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) TRFC's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii)  The following definitions apply for purposes of this
Section 2.3(r) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property;
(y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (s)  Loan Portfolio; Allowance; Asset Quality.  (i)  With respect to
               ----------------------------------------
each loan owned by TRFC or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of TRFC:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither TRFC nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) TRFC or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or TRFC's applicable participation interest, as applicable), except as otherwise referenced on the books and records of TRFC;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of TRFC;

               (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in TRFC's audited statement of condition at December 31, 1997 was, and the allowance for possible losses shown on the balance sheets in TRFC's Reports for periods ending after December 31, 1997 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock savings banks consistently applied.

               (iii) TRFC's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of TRFC and its Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and TRFC and its Subsidiaries shall promptly after the end of any month inform RBI of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of TRFC or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits.   None of the deposits of TRFC or any of its
               --------
Subsidiaries is a "brokered" deposit.

          (u)  Accounting Matters.  Neither TRFC nor any of its Subsidiaries or,
               ------------------
to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent RBI from accounting for the business combination to be effected by the Merger as a pooling-of-interests, and TRFC has no knowledge of any fact or circumstance that would prevent such accounting treatment.

          (v)  Antitakeover Provisions Inapplicable.   TRFC and its Subsidiaries
               ------------------------------------
have taken all actions required to exempt TRFC, the Agreement, the Merger and the TRFC Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws, the TRFC Rights Agreement, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (w)  Material Interests of Certain Persons.   Except as disclosed in
               -------------------------------------
TRFC's Proxy Statement for its 1998 Annual Meeting of Stockholders, no officer or director of TRFC, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of TRFC or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of TRFC or its Subsidiaries.

          (x)  Insurance. TRFC and its Subsidiaries are presently insured, and
               ---------
since December 31, 1995, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by TRFC and its Subsidiaries are in full force and effect, TRFC and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (y)  Investment Securities; Borrowings.  (i) Except for investments in
               ---------------------------------
Federal Home Loan Bank ("FHLB") Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of TRFC included in TRFC's Report on Form 10-K for the year ended December 31, 1997, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither TRFC nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

               (iii) Set forth in TRFC's Disclosure Letter is a true and complete list of TRFC's borrowed funds (excluding deposit accounts) as of the date hereof.

          (z)  Indemnification.  Except as provided in TRFC's Disclosure Letter,
               ---------------
TRFC's Employment Agreements, TRFC Bank's Indemnification Agreements or the organization certificate or bylaws of TRFC and its Subsidiaries, neither TRFC nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of TRFC (a "Covered Person"), and, except as set forth in TRFC's Disclosure Letter, to the best knowledge of TRFC, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of TRFC or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (aa)  Books and Records.  The books and records of TRFC and its
                -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (bb)  Corporate Documents.  TRFC has delivered to RBI true and
                -------------------
complete copies of its certificate of incorporation and bylaws and of TRFC Bank's and RAFC's organization certificate and bylaws. The minute books of TRFC, TRFC Bank and RAFC constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of TRFC's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (cc)  Liquidation Account.  The Merger will not result in any payment
                -------------------
or distribution payable out of the liquidation account of TRFC Bank established in connection with TRFC Bank's conversion from mutual to stock form.

          (dd)  Tax Treatment of the Merger.  As of the date hereof, TRFC has no
                ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (ee)  Beneficial Ownership of RBI Common Stock.  As of the date
                ----------------------------------------
hereof, TRFC beneficially owns 65,000 shares of RBI Common Stock and, other than as contemplated by the RBI Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of RBI Common Stock.

          (ff)  Year 2000 Matters.  TRFC has completed a review of its computer
                -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. TRFC's management has developed and commenced implementation of a plan to respond to this issue which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1998. Between the date of this Agreement and the Effective Time, TRFC shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on TRFC or its Subsidiaries.

          (gg)  Registration Statement.  The information regarding TRFC to be
                ----------------------
supplied by TRFC for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by RBI for the purpose of, among other things, registering the RBI Common Stock to be issued to TRFC's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the proxy statement to be filed with the SEC by TRFC and RBI under the Exchange Act and distributed in connection with TRFC's meeting of stockholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement," and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 2.4    Representations and Warranties of RBI.  Subject to
                         -------------------------------------
Sections 2.1 and 2.2, RBI represents and warrants to TRFC that, except as specifically disclosed in RBI's Disclosure Letter:

          (a)  Organization.  (i)   RBI is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under HOLA. RBI Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each Subsidiary of RBI Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of RBI and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) RBI and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

               (iii) RBI's Disclosure Letter sets forth all of RBI's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which RBI owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of the such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. RBI owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries, except for certain preferred shares issued by Roslyn Capital Corp. No Subsidiary of RBI other than RBI Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by RBI or any of its other Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by RBI or a Subsidiary of RBI free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (iv) The deposits of RBI Bank are insured by the BIF of the FDIC to the extent provided in the FDIA.

          (b)  Capital Structure.  (i)  The authorized capital stock of RBI
               -----------------
consists of 100,000,000 shares of RBI Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("RBI Preferred Stock"). As of the date of this Agreement, (A) 41,399,959 shares of RBI Common Stock were issued and outstanding, (B) no shares of RBI Preferred Stock were outstanding, (C) no shares of RBI Common Stock were reserved for issuance, except that 4,364,246 shares of RBI Common Stock were reserved for issuance pursuant to the RBI 1997 Stock-Based Incentive Plan and (D) 2,242,500 shares of RBI Common Stock were held by RBI in its treasury or by its Subsidiaries. The authorized capital stock of RBI Bank consists of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by RBI. All outstanding shares of capital stock of RBI and RBI Bank are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by RBI in its treasury or by its Subsidiaries, are free and clear of all liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

               (ii)  No Voting Debt of RBI is issued or outstanding.

               (iii) As of the date of this Agreement, except for this Agreement, the RBI Option Agreement and as set forth in RBI's Disclosure Letter, neither RBI nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RBI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of RBI or any of its Subsidiaries or obligating RBI or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of RBI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of RBI or any of its Subsidiaries.

          (c)  Authority.   Each of RBI and RBI Bank has the requisite corporate
               ---------
power and authority to enter into this Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement and the amendment to RBI's Certificate of Incorporation to increase the number of authorized shares of RBI Common Stock (the "Amendment") by the requisite vote of RBI's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by RBI's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of RBI and RBI Bank. This Agreement has been duly executed and delivered by RBI and constitutes a valid and binding obligation of RBI, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d)  Stockholder Approvals; Fairness Opinion.   The affirmative vote
               ---------------------------------------
of a majority of the outstanding shares of the RBI Common Stock entitled to vote on this Agreement and the Amendment are the only votes of the stockholders of RBI required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. RBI has received the opinion of Sandler O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to RBI's stockholders.

          (e)  No Violations.  The execution, delivery and performance of this
               -------------
Agreement by RBI do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RBI or any of its Subsidiaries, or to which RBI or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of RBI or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of RBI or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which RBI or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of RBI Common Stock, (y) the Requisite Regulatory Approvals and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of RBI know of no reason pertaining to RBI why any of the approvals referred to in this Section 2.4(e) should not be obtained without the imposition of any material condition or restriction described in the proviso to Section 5.1(b).

          (f)  Reports.  (i)  As of their respective dates, none of the reports
               -------
or other statements filed by RBI or RBI Bank on or subsequent to December 31, 1997, with the SEC (collectively, "RBI's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of RBI included in RBI's Report complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition contained or incorporated by reference in RBI's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, (A) the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in RBI's Reports (including in each case any related notes and schedules), and (B) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. RBI has made available to TRFC a true and complete copy of each of RBI's Report filed with the SEC since December 31, 1997.

               (ii) RBI and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with (A) the OTS, (B) the SEC, (C) the NASD and (D) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

          (g)  Absence of Certain Changes or Events.   Except as disclosed in
               ------------------------------------
RBI's Reports filed on or prior to the date of this Agreement, since December 31, 1997, (i) RBI and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) RBI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to RBI.

          (h)  Absence of Claims.  Except as set forth in RBI's Disclosure
               -----------------
Letter, no litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against RBI or any of its Subsidiaries, and, to the best of RBI's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i)  Absence of Regulatory Actions.  Neither RBI nor any of its
               -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j)  Taxes.  All federal, state, local and foreign tax returns
               -----
required to be filed by or on behalf of RBI or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by RBI or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on RBI's balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of RBI or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where RBI or any of its Subsidiaries do not file tax returns that RBI or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to RBI or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on RBI's balance sheet (in accordance with GAAP). Except as set forth in RBI's Disclosure Letter, RBI and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. RBI and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and RBI and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither RBI nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of
Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

          (k)  Agreements.  (i)  Except for the RBI Option Agreement and
               ----------
arrangements made in the ordinary course of business, and except as set forth in RBI's Disclosure Letter, RBI and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in RBI's Report. Except as disclosed in RBI's Report filed prior to the date of this Agreement, neither RBI nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of RBI or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RBI or any of its Subsidiaries of the nature contemplated by this Agreement or the RBI Option Agreement, (C) agreement with respect to any employee or director of RBI or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the RBI Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the RBI Option Agreement or (E) agreement containing covenants that limit the ability of RBI or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, RBI (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

               (ii) Except as set forth in RBI's Disclosure Letter, neither RBI nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

               (iii) RBI and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither RBI nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of RBI and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (l)  RBI Common Stock.  The shares of RBI Common Stock to be issued
               ----------------
pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          (m)  Labor Matters.  Neither RBI nor any of its Subsidiaries is or has
               -------------
ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is RBI or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel RBI or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving RBI or any of its Subsidiaries pending or, to RBI's knowledge, threatened. RBI and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (n)  Employee Benefit Plans.  RBI's Disclosure Letter contains a
               ----------------------
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of RBI or any of its Subsidiaries (hereinafter referred to collectively as the "RBI Employee Plans"). All of the RBI Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the Code upon RBI or any of its Subsidiaries. No liability to the PBGC has been or is expected by RBI or any of its Subsidiaries to be incurred with respect to any RBI Employee Plan which is subject to Title IV of ERISA ("RBI Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by RBI or any entity which is considered one employer with RBI under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No RBI Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each RBI Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such RBI Pension Plan as of the end of the most recent plan year with respect to the respective RBI Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such RBI Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any RBI Pension Plan within the 12-month period ending on the date hereof. Neither RBI nor any of its Subsidiaries has provided, or is required to provide, security to any RBI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither RBI, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each RBI Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (an "RBI Qualified Plan") has received a favorable determination letter from the IRS, and RBI and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each RBI Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such RBI Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to RBI's knowledge, threatened litigation, administrative action or proceeding relating to any RBI Employee Plan. Except as relating to the employee(s) of The Roslyn Savings Foundation, there has been no announcement or commitment by RBI or any of its Subsidiaries to create an additional RBI Employee Plan, or to amend any RBI Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such RBI Employee Plan; and, except as specifically identified in RBI's Disclosure Letter, RBI and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any RBI Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to RBI or any of its Subsidiaries, for the Employee Plans listed in RBI's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by RBI or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any RBI Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each RBI Employee Plan, RBI has supplied to TRFC a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such RBI Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such RBI Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such RBI Employee Plan, if the RBI Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such RBI Employee Plan is an RBI Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such RBI Employee Plan is a Qualified Plan.

          (o)  Title to Assets.  RBI and each of its Subsidiaries has good and
               ---------------
marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which RBI or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of RBI and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by RBI to be adequate for the current business of RBI and its Subsidiaries.

          (p)  Compliance with Laws.  RBI and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of RBI, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of RBI have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of RBI and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (q)  Fees.  Other than the financial advisory services performed for
               ----
RBI by Sandler O'Neill & Partners, L.P. pursuant to an agreement dated May 22, 1998, a true and complete copy of which has been previously delivered to TRFC, neither RBI nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for RBI or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.  With respect to RBI and each of its
               ---------------------
Subsidiaries:

               (i) Each of RBI and its Subsidiaries, the Participation Facilities and, to RBI's knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to RBI's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (iii) To RBI's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or RBI or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (iv) To RBI's knowledge, the properties currently owned or operated by RBI or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (v) Neither RBI nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (vi) To RBI's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by RBI or any of its Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by RBI or any of its Subsidiaries or any Participation Facility; and

               (vii) To RBI's knowledge, during the period of (l) RBI's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) RBI's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been contamination by or release of Hazardous Materials in, on, under or affecting such properties. To RBI's knowledge, prior to the period of (x) RBI's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) RBI's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such property, Participation Facility or Loan Property.

          (s)  Loan Portfolio; Allowance; Asset Quality.  (i)  With respect to
               ----------------------------------------
each Loan owned by RBI or its Subsidiaries in whole or in part, to the best knowledge of RBI:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither RBI nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) RBI or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or RBI Bank's applicable participation interest, as applicable); except as otherwise referenced on the books and records of RBI;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan; except as otherwise referenced on the books and records of RBI;

               (F) there is no litigation or proceeding pending or threatened, relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

               (ii) The allowance for possible losses reflected in RBI's audited statement of condition at December 31, 1997 was, and the allowance for possible losses shown on the balance sheets in RBI's Reports for periods ending after December 31, 1997 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to stock savings banks consistently applied.

               (iii) RBI's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of RBI and its Subsidiaries that have been classified (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and RBI and its Subsidiaries shall promptly after the end of any month inform TRFC of any such classification arrived at any time after the date hereof. The OREO included in any non-performing assets of RBI or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Accounting Matters.  Neither RBI nor any of its Subsidiaries or,
               ------------------
to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent RBI from accounting for the business combination to be effected by the Merger as a pooling-of-interests, and RBI has no knowledge of any fact or circumstance that would prevent such accounting treatment.

          (u)  Investment Securities; Borrowing.  (i)  Except for investments in
               --------------------------------
FHLB Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of RBI included in RBI's Report on Form 10-K for the year ended December 31, 1997, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in RBI's Disclosure Letter, neither RBI nor any Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in RBI's Disclosure Letter or disclosed in RBI's Report filed on or prior to the date hereof.

               (iii) Set forth in RBI's Disclosure Letter is a true and complete list of RBI's borrowed funds (excluding deposit accounts) as of the date hereof.

          (v)  Registration Statement.  The information regarding RBI to be
               ----------------------
supplied by RBI for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (w)  Books and Records.  The books and records of RBI and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (x)  Corporate Documents.  RBI has delivered to TRFC true and complete
               -------------------
copies of its organization certificate and bylaws and of RBI Bank's organization certificate and bylaws. The minute books of RBI and RBI Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of RBI's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (y)  Beneficial Ownership of TRFC Common Stock.  As of the date
               -----------------------------------------
hereof, RBI beneficially owns 502.510 shares of TRFC Common Stock and, other than as contemplated by the TRFC Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of TRFC Common Stock.

          (z)  Tax Treatment of the Merger.  As of the date hereof, RBI has no
               ---------------------------
knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

          (aa)  Year 2000 Matters.  RBI has completed a review of its computer
                -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. RBI's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1998. Between the date of this Agreement and the Effective Time, RBI shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on RBI or its Subsidiaries.


                                  ARTICLE III

                          CONDUCT PENDING THE MERGER
                          --------------------------

          Section 3.1    Conduct of TRFC's Business Prior to the Effective Time.
                         ------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, TRFC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice;
(ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees,

(iii) take no action which would adversely affect or delay the ability of TRFC or RBI to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of TRFC, TRFC Bank, RBI or RBI Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on TRFC or TRFC Bank.

          Section 3.2    Forbearance by TRFC.  Without limiting the covenants
                         -------------------
set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Government Regulators, during the period from the date of this Agreement to the Effective Time, TRFC shall not, and shall not permit any of its Subsidiaries to, without the prior consent of RBI, which consent shall not be unreasonably withheld:

          (a) change any provisions of the certificate of incorporation or bylaws of TRFC or the similar governing documents of its Subsidiaries;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of TRFC except pursuant to (i) the exercise of stock options or warrants outstanding as of the date of this Agreement in the ordinary course of business and consistent with past practice, (ii) the TRFC Option Agreement or (iii) the terms of the TRFC Rights Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for TRFC's regular quarterly dividend, which shall not be increased by more than $.02 per share from the prior quarter's dividend) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the Board of Directors of TRFC shall cause its regular quarterly dividend record dates and payment dates to be the same as RBI's regular quarterly dividend record dates and payments dates for RBI Common Stock, and TRFC shall not thereafter change its regular dividend payment dates and record dates. Nothing contained in this Section 3.2(b) or in any other Section of this Agreement shall be construed to permit holders of shares of TRFC Common Stock to receive two dividends from either TRFC or from TRFC and RBI in any one quarter or to deny or prohibit such holders from receiving one dividend from either TRFC or RBI in any quarter. Subject to applicable regulatory restrictions, if any, TRFC Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by TRFC permitted hereunder;

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of TRFC or cancel, release or assign any indebtedness of any such individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to RBI;

          (d) except to the extent required by law or as disclosed in Section 3.2(d) of TRFC's Disclosure Letter or specifically provided for elsewhere herein, increase the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for employees other than executive officers in the ordinary course of business consistent with past practice and, upon consultation with RBI, the payment of reasonable "stay in place" pay where necessary or appropriate to retain key employees, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any TRFC Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit;

          (e) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1997, except as required by changes in GAAP as concurred in by TRFC's independent auditors;

          (f) settle any claim, action or proceeding involving any liability of TRFC or any of its Subsidiaries for money damages in excess of $500,000 or impose material restrictions upon the operations of TRFC or any of its Subsidiaries;

          (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to TRFC, except in satisfaction of debts previously contracted;

          (h) except pursuant to commitments existing at the date hereof which have previously been disclosed to RBI, make any real estate loans secured by undeveloped land or real estate located outside the State of New York (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the State of New York;

          (i) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

          (j) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment, or (B) as a reorganization under the Code; provided, however, that nothing contained herein shall limit the ability of TRFC to exercise its rights under the RBI Option Agreement; and

          (k)  agree or commit to take any action that is prohibited by this
Section 3.2.

          In the event that RBI does not respond in writing to TRFC within three business days of receipt by RBI of a written request for TRFC to engage in any of the actions for which RBI's prior written consent is required pursuant to this Section 3.2, RBI shall be deemed to have consented to such action. Any request by TRFC or response thereto by RBI shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within three business days shall constitute consent.

          Section 3.3    Conduct of RBI's Business Prior to the Effective Time.
                         -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, RBI shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or delay the ability of TRFC or RBI to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of TRFC, RBI, TRFC Bank or RBI Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on RBI.

          Section 3.4    Forbearance by RBI.  Without limiting the covenants set
                         ------------------
forth in Section 3.3 hereof, during the period from the date of this Agreement to the Effective Time, RBI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TRFC, which consent shall not be unreasonably withheld, to:

          (a) change any provisions of the certificate of incorporation or bylaws of RBI or the similar governing documents of its Subsidiaries, other than to increase the authorized capital stock of RBI;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of RBI except pursuant to (i) the exercise of stock options or warrants as set forth in RBI's Disclosure Letter or consistent with Section 1.4 of this Agreement; (ii) the RBI Option Agreement; (iii) pursuant to the terms of any RBI Rights Agreement; adjust, split, combine or reclassify any capital stock; or make, declare or pay any dividend (except for RBI's regular quarterly dividend, which shall not be increased by more than $.03 per share from the prior quarter's dividend) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

          (c) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of RBI to consummate the transactions contemplated hereby, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which RBI or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement;

          (d) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization under the Code; provided, however, that nothing contained herein shall limit the ability of RBI to exercise its rights under the TRFC Option Agreement;

          (e) enter into an agreement with respect to an Acquisition Transaction with a third party; provided, that the foregoing shall not prevent RBI or any of its Subsidiaries from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of RBI desirable in the conduct of the business of RBI and its Subsidiaries and would not, in the reasonable judgment of RBI likely delay the Effective Time to a date subsequent to the date set forth in
Section 7.1(e) of this Agreement or adversely affect the Merger Consideration to be received pursuant to this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving RBI, (y) a purchase, lease or other acquisition of all or substantially all of the assets of RBI or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of RBI; provided, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only RBI and its Subsidiaries; or

          (f)  agree or commit to take any action that is prohibited by this
Section 3.4.


                                  ARTICLE IV

                                   COVENANTS
                                   ---------

          Section 4.1    Acquisition Proposals.  TRFC agrees that neither it nor
                         ---------------------
any of its Subsidiaries, nor any of the respective officers and directors of TRFC or any of its Subsidiaries, shall, and TRFC shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to TRFC's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, TRFC or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent TRFC or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "Unsolicited Acquisition Proposal") if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between RBI and TRFC, dated as of May 13, 1998; or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) TRFC has given prior written notice to RBI, (y) the Board of Directors of TRFC, after consultation with and based upon a written opinion of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (z) the Board of Directors of TRFC, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of TRFC and its stockholders. TRFC will notify RBI immediately orally (within one day) and in writing (within three days) if any such Acquisition Proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with TRFC after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep RBI informed of any developments with respect thereto immediately upon the occurrence thereof. In the event of an Unsolicited Acquisition Proposal, RBI shall have the right to agree to increase the Merger Consideration (the "Revised Terms") and if RBI does so, TRFC may continue to engage in the activities enumerated in clauses (b)(ii)(A) or (B) above only if TRFC's Board of Directors takes the actions specified in clauses (y) and (z) above, after consideration of the Revised Terms. Subject to the foregoing, TRFC will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. TRFC will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 4.1. TRFC will promptly request each person (other than RBI) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with TRFC or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of TRFC or any of its Subsidiaries.

          Section 4.2    Certain Policies of TRFC.
                         ------------------------

          (a) At the request of RBI, TRFC shall cause TRFC Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from RBI that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of RBI Bank; provided, however, that TRFC shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

          (b) TRFC's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. RBI agrees to hold harmless, indemnify and defend TRFC and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

          Section 4.3    Access and Information.
                         ----------------------

          (a) Upon reasonable notice, TRFC and RBI shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, TRFC shall make available to RBI all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. RBI and TRFC will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of RBI and TRFC will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

          (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS, the FDIC and the Banking Department and continuing to the Effective Time, including weekends and holidays, TRFC shall cause TRFC Bank to provide RBI, RBI Bank and their authorized agents and representatives full access to TRFC Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by RBI Bank after the Effective Time; provided, that:

               (i) reasonable advance notice of each entry shall be given to TRFC Bank and TRFC Bank approves of each entry, which approval shall not be unreasonably withheld;

               (ii) TRFC Bank shall have the right to have its employees or contractors present to inspect the work being done;

               (iii) to the extent practicable, such work shall be done in a manner that will not interfere with TRFC Bank's business conducted at any affected branch offices;

               (iv) all such work shall be done in compliance with all applicable laws and government regulations, and RBI Bank shall be responsible for the procurement, at RBI Bank's expense, of all required governmental or administrative permits and approvals;

               (v) RBI Bank shall maintain appropriate insurance satisfactory to TRFC Bank in connection with any work done by RBI Bank's agents and representatives pursuant to this Section 4.3;

               (vi) RBI Bank shall reimburse TRFC Bank for any material out-of-pocket costs or expenses incurred by TRFC Bank in connection with this undertaking; and

               (vii) in the event this Agreement is terminated in accordance with Article VI hereof, RBI Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

          Section 4.4    Certain Filings, Consents and Arrangements.   RBI and
                         ------------------------------------------
TRFC shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the TRFC Option Agreement or the RBI Option Agreement; (b) cooperate with one another in promptly (i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

          Section 4.5    Antitakeover Provisions.
                         -----------------------

          (a) TRFC and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt RBI, the Agreement, the Merger, the Bank Merger and the TRFC Option Agreement from any provisions of an antitakeover nature in TRFC's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws and the TRFC Rights Agreements, and (ii) upon the request of RBI, to assist in any challenge to the applicability to the Agreement, the Merger, the Bank Merger or the TRFC Option Agreement of any federal or state antitakeover laws.

          (b) Except for amendments approved in writing by RBI, TRFC will not, following the date hereof, amend or waive any of the provisions of, or take any action to exempt any other persons from the provisions of, the TRFC Rights Agreement in any manner that adversely affects

RBI or RBI Bank with respect to the consummation of the Merger or, except as provided in the next sentence, redeem the rights thereunder; provided, however, that nothing herein shall prevent TRFC from amending or otherwise taking any action under the TRFC Rights Agreement to delay the Distribution Date (as permitted under Section 3(b)(ii) of the TRFC Rights Agreement). If requested by RBI, but not otherwise, TRFC will redeem all outstanding TRFC Preferred Share Purchase Rights at a redemption price of not more than $.01 per TRFC Preferred Share Purchase Right effective immediately prior to the Effective Time.

          Section 4.6    Additional Agreements.   Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7    Publicity.   The initial press release announcing this
                         ---------
Agreement shall be a joint press release and thereafter TRFC and RBI shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          Section 4.8    Stockholders Meetings.   TRFC and RBI each shall take
                         ---------------------
all action necessary, in accordance with applicable law and its respective corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of each of TRFC and RBI shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. TRFC and RBI, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. TRFC and RBI shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

          Section 4.9    Proxy Statements; Comfort Letters.  (i) As soon as
                         ---------------------------------
practicable after the date hereof, RBI and TRFC shall cooperate with respect to the preparation of a Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of TRFC and RBI. RBI and TRFC each represents and covenants to the other that the Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) RBI shall cause KPMG Peat Marwick LLP, its independent public accounting firm, to deliver to TRFC, and TRFC shall cause KPMG Peat Marwick LLP, its independent public accounting firm, to deliver to RBI and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Proxy Statement-Prospectus for the Stockholders Meeting of TRFC and the date of mailing of the Proxy Statement for the Stockholders meeting of RBI, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined in Section 7.1).

          Section 4.10   Registration of RBI Common Stock.
                         --------------------------------

          (a) RBI shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and RBI and TRFC shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. RBI will advise TRFC promptly after RBI receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. RBI will provide TRFC with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as TRFC may reasonably request.

          (b) RBI shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) RBI shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market, or on such other exchange as RBI Common Stock shall then be trading, subject only to official notice of issuance, the shares of RBI Common Stock to be issued by RBI in exchange for the shares of TRFC Common Stock.

          Section 4.11   Affiliate Letters.   Promptly, but in any event within
                         -----------------
two weeks after the execution and delivery of this Agreement, TRFC shall deliver to RBI a letter identifying all persons who, to the knowledge of TRFC, may be deemed to be "affiliates" of TRFC under Rule 145 of the Securities Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of TRFC. Within two weeks after delivery of such letter, TRFC shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit B, executed by each such person so identified as an affiliate of TRFC agreeing (i) to comply with Rule 145, (ii) to refrain from transferring shares as required by the pooling-of-interests accounting rules and
(iii) to be present in person or by proxy and vote in favor of the Merger at the TRFC Stockholders Meeting. Within two weeks after the date hereof, RBI shall cause its directors and executive officers to enter into letter agreements, in the form attached hereto as Exhibit C, with RBI concerning the pooling-of-interests accounting rules. RBI hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing, financial results covering at least 30 days of post-Merger combined operations of RBI and TRFC as soon as practicable, but RBI shall use its best efforts to publish no later than 30 days, following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of each of Exhibit B and Exhibit C attached hereto.

          Section 4.12   Notification of Certain Matters.   Each party shall
                         -------------------------------
give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of TRFC and RBI shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.13   Directors and Officers.
                         ----------------------

          (a) RBI agrees to cause four members of the TRFC Board of Directors (on the date hereof) selected by TRFC and acceptable to RBI, who are willing so to serve ("New RBI Directors"), to be elected or appointed as directors of RBI and RBI Bank at, or as promptly as practicable after, the Effective Time (such appointment or election of New RBI Directors to be as evenly distributed as possible among the classes of RBI directors). The directors of RBI Bank, following the Bank Merger, shall be the current directors of RBI Bank plus the four individuals described above in the immediately preceding sentence.

          (b) At the Effective Time, RBI shall enter into an employment agreement with John M. Tsimbinos, substantially in the form attached hereto as Exhibit D, as well as an employment agreement with each of two additional executive officers of TRFC to be determined by RBI and TRFC.

          (c) RBI shall honor (i) the Employment Agreements between TRFC and, respectively, John M. Tsimbinos, A. Gordon Nutt, Dennis E. Henchy, William R. Kuhn, Ira H. Kramer and John J. DeRusso, each as amended and restated as of January 23, 1997, and (ii) the Employment Agreements between TRFC Bank and, respectively, John M. Tsimbinos, A. Gordon Nutt, Dennis E. Henchy, William R. Kuhn, Ira H. Kramer and John J. DeRusso, each as amended and restated as of January 23, 1997, by paying to each such individual on the Closing Date in the form of a lump sum the amounts that would be due under each agreement less withholding as if each such individual had effectively terminated employment immediately after the Effective Time with full entitlement to lump sum cash benefits following a "change of control" as defined in such Employment Agreements, regardless of any other requirements in the Employment Agreements and whether or not the individual died or became disabled prior to the Effective Time.

          (d) As of the Effective Time, John M. Tsimbinos shall be named Chairman of the Board of RBI and a member of the committee of the Board of Directors of RBI and RBI Bank responsible for selecting or nominating directors of RBI and RBI Bank and a Vice Chairman of RBI Bank. If within four years following the Effective Time, RBI's President and Chief Executive Officer shall cease to be the Chief Executive Officer of RBI or RBI Bank, by reason of death, disability, retirement or otherwise, John M. Tsimbinos shall be named as the interim Chief Executive Officer of RBI or RBI Bank, or both, as the case may be, until such time as each of the Boards of Directors of RBI and RBI Bank, respectively, appoint a new chief executive officer.

          Section 4.14   Indemnification; Directors' and Officers' Insurance.
                         ---------------------------------------------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, RBI agrees to indemnify and hold harmless each present and former director and officer of TRFC and its Subsidiaries and each officer or employee of TRFC and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at TRFC's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into of the TRFC Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of TRFC and its Subsidiaries and as then permitted under applicable law.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify RBI thereof, but the failure to so notify shall not relieve RBI of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) RBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and RBI shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if RBI does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between RBI and the Indemnified Party (and counsel for RBI does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and RBI shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that RBI shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) RBI shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) RBI shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) For a period of six years after the Effective Time, RBI shall cause to be maintained in effect for the former directors and officers of TRFC coverage under RBI's policy of directors and officers liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by TRFC; provided, however, that in no event shall RBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.14(d), any premium per annum in excess of 175% of the amount of the annual premiums paid as of the date hereof by TRFC for such insurance ("Maximum Agreement"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, RBI shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of TRFC may be required to make application and provide customary representations and warranties to RBI's insurance carrier for the purpose of obtaining such insurance.

          Section 4.15   Pooling and Tax-Free Reorganization Treatment.   Prior
                         ---------------------------------------------
to the Effective Time, neither RBI nor TRFC shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a pooling-of-interests for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, RBI shall not take any action within its control that would disqualify the Merger as a pooling-of-interests for accounting purposes or as a reorganization under the Code.

          Section 4.16   Employees; Benefit Plans and Programs.
                         -------------------------------------

          (a) Each person, other than an executive officer, who is employed by TRFC or TRFC Bank immediately prior to the Effective Time (a "TRFC Employee") and the executive officers listed on TRFC's Disclosure Letter shall, at the Effective Time, become an employee of RBI or RBI Bank. Beginning at the Effective Time, each of the TRFC Employees shall serve RBI or RBI

Bank in the same capacity in which he or she served immediately prior to the Effective Time and upon the same terms and conditions generally applicable to other employees of RBI or RBI Bank with comparable positions, with the following special provisions:

               (i) No TRFC Employee shall be, or have or exercise the authority of, an officer of RBI or RBI Bank unless and until elected or appointed an officer of RBI or RBI Bank in accordance with RBI's or RBI Bank's bylaws;

               (ii) At or as soon as practicable following the Effective Time, RBI and RBI Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis ("New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by RBI or RBI Bank immediately prior to the Effective Time and continuation of plans maintained by TRFC or TRFC Bank immediately prior to the Effective Time as RBI or RBI Bank, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, RBI and RBI Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of RBI, TRFC, RBI Bank and TRFC Bank for a transition period. During the transition period, the persons who were employees of TRFC or TRFC Bank immediately prior to the Effective Time who become employees of RBI or RBI Bank at the Effective Time shall continue to participate in the plans of TRFC and TRFC Bank that are continued for transitional purposes, and all other employees of RBI or RBI Bank will participate only in the comparable plans of RBI and RBI Bank that are continued for transitional purposes.

               (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by RBI, RBI Bank, TRFC or TRFC Bank immediately prior to the Effective Time who are also employed by RBI or RBI Bank immediately after the Effective Time, all service with RBI, RBI Bank, TRFC or TRFC Bank as service with RBI and RBI Bank for all purposes, including eligibility, vesting, benefit accrual and level of matching contributions; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

               (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by RBI, RBI Bank, TRFC and TRFC Bank as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable life health plans maintained by RBI, RBI Bank, TRFC and TRFC Bank as of the Effective Time and (C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

          (b) (i) RBI shall assume the obligations of TRFC and TRFC Bank with respect to any severance plans or agreements identified in TRFC's Disclosure Letter, as they may be in effect as of the date hereof, and shall pay amounts thereunder when due; provided, however, that in the event of the termination of employment of officers and employees of TRFC or TRFC Bank within one year following the Effective Time, such persons shall be provided severance benefits equal to the greater of those provided under the TRFC Bank Severance Plan or those provided by the RBI Bank Employee Severance Compensation Plan as in effect as of the date of this Agreement; provided, however, that severance benefits payable to such persons under the RBI Bank Employee Severance Compensation Plan shall be limited to a maximum of 52 weeks of Annual Compensation, as defined in such plan.

               (ii) The amounts payable under the Performance Compensation Plan and Performance Compensation Program of TRFC Bank shall be determined for the period from January 1, 1998 through the Closing Date, except that (A) the adjusted pre-tax net income and target goals shall be adjusted and pro-rated for the portion of the year from January 1, 1998 through the Closing Date and (B) payments thereunder, as so adjusted, shall be made as of the Closing Date. Such amounts shall be paid in accordance with the terms of such plans and consistent with past practice.

          Section 4.17   Advisory Board.   RBI shall, promptly following the
                         --------------
Effective Time, cause all of the members of TRFC's Board of Directors as of the date of this Agreement, other than the New RBI Directors, who are willing to so serve to be elected or appointed as members of RBI's advisory board ("Advisory Board"), the function of which shall be to advise RBI with respect to deposit and lending activities in TRFC's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve shall be elected to serve a term of three years beginning on the Effective Date. Beginning immediately after the Effective Time, each member of the Advisory Board shall receive an annual retainer fee for such service equal to the estimated average fees payable during that year (including annual or retainer fees and fees for attending board or committee meetings) to a member of RBI's Board of Directors. Such Advisory Board annual retainer fee shall be payable in quarterly installments or in one lump sum at any time in advance at the option of RBI. The Advisory Board shall terminate three years after the Effective Date unless extended by RBI. In the event one or more of the New RBI Directors ceases to be a director of RBI or RBI Bank within three years after the Effective Time, RBI shall use good faith efforts, within the confines of its fiduciary duties, to replace that New RBI Director with an Advisory Board member.

          Section 4.18   Savings and Loan Holding Company Structure.  If
                         ------------------------------------------
requested by RBI in order to facilitate the transactions contemplated in this Agreement and assuming all other material conditions have been met, TRFC will take such steps as are necessary to become a savings and loan holding company pursuant to HOLA, assuming TRFC so qualifies.

          Section 4.19   RBI Dividends.  After the Effective Time, RBI shall use
                         -------------
its reasonable best efforts to cause to be paid to its stockholders a quarterly cash dividend of at least

$.09 per share of RBI Common Stock; provided, however, that the declaration and payment of such dividend shall be subject to all applicable laws and regulations, RBI's fiduciary duties and financial and economic conditions.


                                   ARTICLE V

                          CONDITIONS TO CONSUMMATION
                          --------------------------

          Section 5.1    Conditions to Each Party's Obligations.  The respective
                         --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved by the requisite vote of each of TRFC's and RBI's stockholders in accordance with applicable laws and regulations and the Amendment shall have been approved by the requisite vote of RBI's stockholders in accordance with applicable law and regulations;

          (b) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on TRFC and its Subsidiaries taken as a whole or (ii) on RBI and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) TRFC and its Subsidiaries taken as a whole or (y) RBI and its Subsidiaries taken as a whole;

          (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement;

          (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

          (f) RBI shall have received a letter, dated as of the Effective Date, from its independent certified public accountants, reasonably satisfactory to RBI and TRFC, to the effect that the Merger shall be qualified to be treated as a pooling-of-interests for accounting purposes by RBI;

          (g)  RBI shall have received the letter agreement referred to in
Section 4.11 from each affiliate of TRFC; and

          (h) RBI shall have caused to be listed on the Nasdaq National Market, or on such other market on which shares of RBI Common Stock shall then be trading, subject only to official notice of issuance, the shares of RBI Common Stock to be issued by RBI in exchange for the shares of TRFC Common Stock.

          Section 5.2    Conditions to the Obligations of RBI and RBI Bank. The
                         -------------------------------------------------
obligations of RBI and RBI Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by RBI:

          (a) each of the obligations of TRFC and TRFC Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of TRFC and TRFC Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). RBI shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of TRFC;

          (b) all action required to be taken by, or on the part of, TRFC and TRFC Bank to authorize the execution, delivery and performance of this Agreement and the consummation by TRFC and TRFC Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of TRFC or TRFC Bank, as the case may be, and RBI shall have received certified copies of the resolutions evidencing such authorization;

          (c) TRFC shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of TRFC or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which TRFC or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on RBI (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (d) Neither a Distribution Date nor a Shares Acquisition Date, as such terms are defined in the TRFC Rights Agreement, shall have occurred, and the TRFC Preferred Share Purchase Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger, and the TRFC Preferred Share Purchase Rights shall not become exercisable for capital stock of RBI upon consummation of the Merger.

          (e) RBI shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of TRFC and its Subsidiaries;

          (f) RBI shall have received an opinion of Muldoon, Murphy & Faucette, counsel to RBI, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to RBI, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by RBI, RBI Bank, TRFC or TRFC Bank as a result of the Merger;

               (ii) Except to the extent of any cash received in lieu of a fractional share interest in RBI Common Stock, no gain or loss will be recognized by the stockholders of TRFC who exchange their TRFC Common Stock for RBI Common Stock pursuant to the Merger;

               (iii) The tax basis of RBI Common Stock received by stockholders who exchange their TRFC Common Stock for RBI Common Stock in the Merger will be the same as the tax basis of TRFC Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of RBI Common Stock received by each stockholder in the Merger will include the holding period of TRFC Common Stock exchanged therefor, provided that such stockholder held such TRFC Common Stock as a capital asset on the Effective Date.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Muldoon, Murphy & Faucette considers appropriate, (x) representations made at the request of Muldoon, Murphy & Faucette by RBI, RBI Bank, TRFC, TRFC Bank, stockholders of RBI or TRFC, or any combination of such persons and (y) certificates provided at the request of Muldoon, Murphy & Faucette by officers of RBI, RBI Bank, TRFC, TRFC Bank and other appropriate persons.

          Section 5.3    Conditions to the Obligations of TRFC and TRFC Bank.
                         ---------------------------------------------------
The obligations of TRFC and TRFC Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by TRFC:

          (a) each of the obligations of RBI and RBI Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of RBI and RBI Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). TRFC shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of RBI;

          (b) all action required to be taken by, or on the part of, RBI and RBI Bank to authorize the execution, delivery and performance of this Agreement and the consummation by RBI and RBI Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of RBI or RBI Bank, as the case may be, and TRFC shall have received certified copies of the resolutions evidencing such authorization;

          (c) RBI shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which RBI or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on RBI (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (d) TRFC shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of RBI and its Subsidiaries;

          (e) TRFC shall have received an opinion of Thacher Proffitt & Wood, counsel to TRFC, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to TRFC, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by RBI, RBI Bank, TRFC or TRFC Bank as a result of the Merger;

               (ii) Except to the extent of any cash received in lieu of a fractional share interest in RBI Common Stock, no gain or loss will be recognized by the stockholders of

     TRFC who exchange their TRFC Common Stock for RBI Common Stock pursuant to the Merger;

               (iii) The tax basis of RBI Common Stock received by stockholders who exchange their TRFC Common Stock for RBI Common Stock in the Merger will be the same as the tax basis of TRFC Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of RBI Common Stock received by each stockholder in the Merger will include the holding period of TRFC Common Stock exchanged therefor, provided that such stockholder held such TRFC Common Stock as a capital asset on the Effective Date.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (x) representations made at the request of Thacher Proffitt & Wood by RBI, RBI Bank, TRFC, TRFC Bank, stockholders of RBI or TRFC, or any combination of such persons and (y) certificates provided at the request of Thacher Proffitt & Wood by officers of RBI, RBI Bank, TRFC and other appropriate persons.


                                  ARTICLE VI

                                  TERMINATION
                                  -----------

          Section 6.1    Termination.   This Agreement may be terminated, and
                         -----------
the Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of TRFC and RBI:

          (a) by the mutual consent of RBI and TRFC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (b) by RBI or TRFC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) the failure of the stockholders of TRFC or RBI to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that TRFC or RBI, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.8 and 4.9, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section 5.2(a) (in the case of termination by RBI) and Section 5.3(a) (in the case of the termination by TRFC) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party or which breach is not capable of being cured by the date set forth in Section 6.1(d) or any extension thereof;

          (c)  by RBI or TRFC, by written notice to the other party, if either
(i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by RBI or TRFC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 31, 1999 ("Initial Termination Date"); provided, that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to March 31, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by TRFC, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Valuation Date, such termination to be effective on the 30/th/ day following such Valuation Date ("Effective Termination Date"), if the RBI Market Value on the Valuation Date is less than $20.72 or if both of the following conditions are satisfied:

               (i) The RBI Market Value on the Valuation Date is less than $22.10; and

               (ii) (A) the number obtained by dividing the RBI Market Value on the Valuation Date by the Initial RBI Market Value ("RBI Ratio") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from the quotient in this clause (ii)(B) ("Index Ratio");

subject, however, to the following three sentences. If TRFC elects to exercise its termination right pursuant to this Section 6.1(e), it shall give prompt written notice thereof to RBI; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, RBI shall have the option to increase the consideration to be received by the holders of RBI Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 2.05 multiplied by the Initial RBI Market Value and the denominator of which is the RBI Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 2.05 and the denominator of which is the RBI Ratio. If RBI so elects, it shall give, within such five-day period, written notice to TRFC of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.1(e) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          For purposes of this Section 6.1(e), the following terms shall have the meanings indicated below:

          "Acquisition Transaction" shall have the meaning set forth in
Section 3.4(e).

          "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

          "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 30 consecutive trading days immediately preceding the Valuation Date.

          "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal involving any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

          Holding Company                     Weighting
          ----------------------------------  ----------
          Anchor Bancorp Wisconsin                 1.24%
          ALBANK Financial Corporation             2.19%
          Astoria Financial Corporation            4.76%
          Bank United Corp.                        5.17%
          Bay View Capital Corp.                   2.10%
          Commonwealth Bancorp, Inc.               1.26%
          Charter One Financial, Inc.             14.81%
          Commercial Federal Corp.                 4.43%
          Dime Bancorp, Inc.                      10.67%
          Dime Community Bancorp, Inc.             1.14%
          GreenPoint Financial Corp.              11.10%
          Haven Bancorp, Inc.                      0.74%

          Holding Company                     Weighting
          ----------------------------------  ----------
          Independence Community Bank Corp         4.35%
          InterWest Bancorp Inc.                   1.23%
          JSB Financial Inc.                       1.86%
          MAF Bancorp                              1.83%
          Peoples Heritage Financial               4.22%
          Queens County Bancorp, Inc.              2.14%
          Reliance Bancorp, Inc.                   1.19%
          Richmond County Financial Corp.          1.60%
          Sovereign Bancorp, Inc.                  8.01%
          St. Paul Bancorp                         2.76%
          Staten Island Bancorp, Inc.              3.26%
          Washington Federal Inc.                  4.99%
          Webster Financial Corporation            2.95%

          "Initial Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

          "Initial RBI Market Value" means the closing sales price of a share of RBI Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 6.1(e).

          "RBI Market Value" shall have the meaning set forth in Section 1.2(b) hereof.

          "Valuation Date" shall have the meaning set forth in Section 1.2(b) hereof.

          If RBI or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(e).

          Section 6.2    Effect of Termination.   In the event of the
                         ---------------------
termination of this Agreement by either RBI or TRFC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that
(a) any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under Section 4.3(a) and Section 8.6 shall survive.


                                  ARTICLE VII

                  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                  ------------------------------------------

          Section 7.1    Effective Date and Effective Time.  The closing of the
                         ---------------------------------
transactions contemplated hereby ("Closing") shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, unless another place is agreed to by RBI and TRFC, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, RBI and TRFC shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

          Section 7.2    Deliveries at the Closing.   Subject to the provisions
                         -------------------------
of Articles V and VI, on the Closing Date there shall be delivered to RBI and TRFC the documents and instruments required to be delivered under Article V.


                                  ARTICLE VII

                             CERTAIN OTHER MATTERS
                             ---------------------

          Section 8.1    Certain Definitions; Interpretation.   As used in this
                         -----------------------------------
Agreement, the following terms shall have the meanings indicated:

          "material" means material to RBI or TRFC (as the case may be) and its respective Subsidiaries, taken as a whole.

          "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2    Survival.   Only those agreements and covenants of the
                         --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.3(a), 4.13, 4.14, 4.16, 4.17, 4.19 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.3(a) and Section 8.6 shall survive such termination.

          Section 8.3    Waiver; Amendment.   Prior to the Effective Time, any
                         -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of TRFC or RBI, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the Delaware General Corporation Law or the federal banking laws, rules and regulations.

          Section 8.4    Counterparts.   This Agreement may be executed in
                         ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5    Governing Law.   This Agreement shall be governed by,
                         -------------
and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

          Section 8.6    Expenses.   Each party hereto will bear all expenses
                         --------
incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section 8.7    Notices.   All notices, requests, acknowledgments and
                         -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

          If to TRFC, to:

                T R Financial Corp.
                1122 Franklin Avenue
                Garden City, New York 11530
                Facsimile:  (516) 742-8941

                Attention:  John M. Tsimbinos
                            Chairman of the Board and Chief Executive Officer

          With copies to:

                T R Financial Corp.
                1122 Franklin Avenue
                Garden City, New York 11530
                Facsimile:  (516) 742-5329

                Attention:  Ira H. Kramer
                            Senior Vice President and Corporate Secretary

          and

                Douglas J. McClintock, Esq.
                Thacher Proffitt & Wood, 39th Floor
                Two World Trade Center
                New York, New York 10048
                Facsimile:  (212) 432-2898

          If to RBI, to:

                Roslyn Bancorp, Inc.
                1400 Old Northern Boulevard
                Roslyn, New York 11576
                Facsimile:  (516) 621-9351

                Attention:  Joseph L. Mancino
                            Chairman of the Board, President and
                              Chief Executive Officer

          With copies to:

                Roslyn Bancorp, Inc.
                1400 Old Northern Boulevard
                Roslyn, New York 11576
                Facsimile:  (516) 625-3274

                Attention:  John R. Bransfield, Jr.
                            Vice President

          and

                Douglas P. Faucette, Esq.
                Muldoon, Murphy & Faucette
                5101 Wisconsin Avenue, N.W.
                Washington, D.C.  20016
                Facsimile:  (202) 966-9409


          Section 8.8    Entire Agreement; etc.   This Agreement, together with
                         ---------------------
the Plan of Bank Merger, the TRFC Option Agreement, the RBI Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.13 and 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9    Assignment.   This Agreement may not be assigned by
                         ----------
either party hereto without the written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 25th day of May, 1998.

                            ROSLYN BANCORP, INC.


                            By: /s/ Joseph L. Mancino
                               ---------------------------------------------
                                Joseph L. Mancino
                                Chairman of the Board, President and
                                   Chief Executive Officer


                            T R FINANCIAL CORP.


                            By: /s/ John M. Tsimbinos
                               ---------------------------------------------
                                John M. Tsimbinos
                                Chairman of the Board and
                                   Chief Executive Officer

                                                                       EXHIBIT A


                              PLAN OF BANK MERGER

          This is a PLAN OF BANK MERGER, dated as of the 25th day of May, 1998 (the "Agreement"), by and between Roosevelt Savings Bank ("TRFC Bank"), a savings bank organized under the laws of the State of New York and a wholly owned subsidiary of T R Financial Corp., a Delaware corporation ("TRFC"), and The Roslyn Savings Bank ("RBI Bank"), a savings bank organized under the laws of the State of New York and a wholly owned subsidiary of Roslyn Bancorp, Inc. a Delaware corporation ("RBI"). The principal banking office of TRFC Bank is located at 1122 Franklin Avenue, Garden City, New York 11530. The principal banking office of RBI Bank is located at 1400 Old Northern Boulevard, Roslyn, New York 11576.

          WHEREAS, the Boards of Directors of RBI and TRFC have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and between TRFC and RBI, pursuant to which, among other things, TRFC will merge with and into RBI (the "Merger"); and

          WHEREAS, not less than (a) a majority of the entire Board of Directors of TRFC Bank and (b) a majority of the entire Board of Directors of RBI Bank have approved, and deem it advisable to consummate, the merger between TRFC Bank and RBI Bank (the "Bank Merger") provided for herein, in accordance with the provisions of the New York Banking Code;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          1.1  Effective Time of the Bank Merger.  Subject to the provisions of
               ---------------------------------
this Agreement, the Bank Merger shall become effective in accordance with the terms of the Certificate of Merger (the "Certificate of Merger") to be issued by the Superintendent of Banks of the State of New York (the "Commissioner"). The term "Bank Merger Effective Time" shall mean the date and time when the Bank Merger becomes effective, as specified on the Certificate of Merger, which shall be immediately following the effective time of the Merger.

          1.2  Closing.  Notwithstanding anything to the contrary contained in
               -------
the Merger Agreement, the closing of the Bank Merger will take place immediately following the Merger on the date and at the location specified in the Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the "Bank Merger Closing Date").

          1.3  Effects of the Merger.  (a) At the Bank Merger Effective Time,
               ---------------------
(i) the separate existence of TRFC Bank shall cease and TRFC Bank shall be merged with and into RBI Bank (RBI Bank is sometimes referred to herein as the "Surviving Bank") and TRFC Bank's Charter shall be deemed cancelled as of the Bank Merger Effective Time and shall be surrendered to the New York State Banking Board as soon as practicable thereafter, (ii) the Charter of RBI Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be "The Roslyn Savings Bank," (iv) the Bylaws of RBI Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the main office and other offices of TRFC Bank established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank and (vi) except as set forth in Section 1.6, the directors and executive officers of RBI Bank immediately prior to the Bank Merger Effective Time shall be the directors and executive officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

          (b) At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Section 602 of the Banking Law of the State of New York and other applicable laws.

          1.4  Headquarters.  The principal banking office of the Surviving Bank
               ------------
shall be at 1400 Old Northern Boulevard, Roslyn, New York 11576, and the other offices of the Surviving Bank shall be located as listed in Appendix 1.4 hereto.

          1.5  Savings Accounts.  After the Bank Merger Effective Time, the
               ----------------
Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Bank Merger Effective Time.

          1.6  Board of Directors.  At the Bank Merger Effective Time, the Board
               ------------------
of Directors of RBI Bank shall be expanded by four members and RBI Bank agrees to cause four members of TRFC Bank's Board of Directors, selected by TRFC and agreed to by RBI, who are willing to so serve ("New RBI Bank Directors") to be appointed as directors of Surviving Bank at, or promptly as practicable after, the Bank Merger Effective Time.

                                   ARTICLE II

                        CAPITAL STOCK OF THE CONSTITUENT
                          BANKS AND THE SURVIVING BANK

          2.1  TRFC Bank Capital Stock.  At the Merger Effective Time, by virtue
               -----------------------
of the Merger and without any action on the part of the holder of any shares of common stock, $.01 par value per share, of TRFC Bank ("TRFC Bank Common Stock"), all shares of TRFC Bank Common Stock shall automatically be cancelled and retired and shall cease to exist.

          2.2  RBI Bank Common Stock.  The shares of common stock, $.01 par
               ---------------------
value per share, of RBI Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

          2.3  Capital Stock of Surviving Bank.  The authorized capital stock of
               -------------------------------
the Surviving Bank shall be 100 million shares of common stock, par value .01 per share, and 10 million shares of preferred stock, par value .01 per share.

                                  ARTICLE III

                                   COVENANTS

          3.1  Covenants of RBI Bank and TRFC Bank.  During the period from the
               -----------------------------------
date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of RBI and TRFC in the Merger Agreement that pertain or are applicable to TRFC Bank and RBI Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

          3.2  Liquidation Account.  For the purposes of granting a limited
               -------------------
priority claim to the assets of the Surviving Bank in the unlikely event (and only upon such event) of a complete liquidation of the Surviving Bank to persons who continue to maintain savings accounts with the Surviving Bank after the Bank Merger and who, immediately prior to the Bank Merger, had a subaccount balance with respect to the liquidation account of TRFC Bank, the Surviving Bank shall, at the time of the Bank Merger, establish a liquidation account in an amount equal to the liquidation account of TRFC Bank immediately prior to the Bank Merger, which liquidation account shall participate pari passu with RBI Bank's
                                                    ---- -----
existing liquidation account in accordance with the requirements of Part 86 of the General Regulations of the New York State Banking Board, or any successor law or regulation thereto.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

          4.1  Conditions to Each Party's Obligation to Effect the Bank Merger.
               ---------------------------------------------------------------
The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Bank Merger Closing Date of the following conditions:

          (a)  Consummation of The Merger.  The Merger shall have been
               --------------------------
consummated in accordance with the terms and conditions of the Merger Agreement.

          (b)  No Injunctions or Restraints; Illegality.  No order, injunction
               ----------------------------------------
or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Bank Merger.

          (c)  Stockholder Approvals.  This Agreement and the transactions
               ---------------------
contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of RBI Bank and TRFC Bank.

          (d)  Other Approvals and Notifications.  All requisite regulatory
               ---------------------------------
approvals and clearances of the Bank Merger shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Bank Merger shall have been filed and/or obtained and shall continue to be in full force and effect.

                                   ARTICLE V

                           TERMINATION AND AMENDMENT

          5.1  Termination.  This Agreement shall be terminated immediately and
               -----------
without any further action on the part of TRFC Bank or RBI Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of TRFC Bank and RBI Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

          5.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of TRFC Bank, RBI Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

          5.3  Amendment.  This Agreement may be amended by the parties hereto,
               ---------
by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE VI

                               GENERAL PROVISIONS

          6.1  Definitions.  All capitalized terms which are used but not
               -----------
defined herein shall have the meanings set forth in the Merger Agreement.

          6.2  Nonsurvival of Agreements.  None of the agreements in this
               -------------------------
Agreement or in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time, except to the extent set forth herein or in the Merger Agreement.

          6.3  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to RBI Bank or TRFC Bank, respectively, at the addresses for notices to TRFC or RBI respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

          6.4  Counterparts.  This Agreement may be adopted, certified and
               ------------
executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          6.5  Entire Agreement.  Except as otherwise set forth in this
               ----------------
Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          6.6  Governing Law.  This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of New York without regard to any applicable conflicts of law.

          6.7  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

     IN WITNESS WHEREOF, The Roslyn Savings Bank and Roosevelt Savings Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the 25th day of May, 1998.

                                 THE ROSLYN SAVINGS BANK



                                    By:
                                        -------------------------------------
                                          Name:    Joseph L. Mancino
                                          Title:   Chairman, President and
                                                       Chief Executive Officer
ATTEST:


---------------------------------
Name:    Mary M. Ehrich
Title:   Senior Vice President
           and Secretary

                                    ROOSEVELT SAVINGS BANK



                                    By:
                                        -------------------------------------
                                          Name:    John M. Tsimbinos
                                          Title:   Chairman of the Board and
                                                       Chief Executive Officer

ATTEST:


---------------------------------
Name:    Ira H. Kramer
Title:   Senior Vice President and
           Corporate Secretary

                                                                       EXHIBIT B

          FORM OF AFFILIATE LETTER FOR T R FINANCIAL CORP. AFFILIATES

                                               ________, 1998

Roslyn Bancorp, Inc.
1400 Old Northern Boulevard
Roslyn, New York 11576

Gentlemen:

     I have been advised that I might be considered to be an "affiliate" of T R Financial Corp., a Delaware corporation ("TRFC"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling of interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin Nos. 65 and 76.

     Roslyn Bancorp, Inc., a Delaware corporation ("RBI"), and TRFC have entered into an Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), pursuant to which, among other things, TRFC will merge with and into RBI (the "Merger"). Upon consummation of the Merger, I will be entitled to receive shares of common stock, par value $0.01 per share, of RBI ("RBI Common Stock") for my shares of common stock, par value $.01 per share, of TRFC ("TRFC Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

     A.   I represent and warrant to, and agree with, the RBI as follows:

          1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the RBI Common Stock and any other capital stock of RBI, and TRFC Common Stock and any other capital stock of TRFC, to the extent I felt necessary, with my counsel or counsel for TRFC.

          2. I shall not make any offer, sale, pledge, transfer or other disposition in violation of the act or the rules and regulations of the SEC thereunder of the shares of RBI Common Stock I receive pursuant to the Merger.

          3. Notwithstanding the foregoing and any other agreements on my part in connection with the RBI Common Stock and any other capital stock of RBI and TRFC Common Stock and any other capital stock of TRFC, I hereby agree that, without the consent of the RBI, I will not sell or otherwise reduce my risk relative to any shares of TRFC Common Stock, RBI Common Stock or any other capital stock of TRFC or RBI during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger within the meaning of Section 201.01, provided,
                                                                   --------
however, that this paragraph shall not prevent me from selling, transferring or
-------
disposing (in each case, with prior approval of RBI) of such number of shares of RBI

Common Stock or TRFC Common Stock and will not, in the reasonable judgment of the accountants to RBI, interfere with or prevent the Merger from being accounted for as a pooling-of-interests, taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of RBI and all other affiliates of TRFC.

     B.   I understand and agree that:

          1. I have been advised that any issuance of shares of RBI Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of TRFC at the time the Merger will be submitted for a vote of the stockholders of TRFC and my disposition of such shares has not been registered under the Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act (and I agree to provide those representations as RBI may request in order to determine such conformity) or
(iii) in a transaction which, in the opinion of counsel, in form and substance reasonably satisfactory to RBI, is not required to be registered under the Act.

          2. Stop transfer instructions will be given to the transfer agents of TRFC, with respect to the shares of TRFC Common Stock and with respect to the shares of RBI Common Stock and any other shares of capital stock of TRFC and RBI in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of RBI Common Stock I receive pursuant to the Merger, or any certificates delivered in substitution therefor, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of letter agreement between the registered holder hereof and Roslyn Bancorp, Inc., a copy of which agreement is on file at the principal offices of Roslyn Bancorp, Inc. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by Roslyn Bancorp, Inc.
     of a written request.

          3. Unless a transfer of my shares of RBI Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to any effective registration statement under the Act, RBI reserves the right to put an appropriate legend on the certificates issued to my transferee.

          4. I understand that RBI is under no obligation to register the RBI Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph B.2. above shall be lifted forthwith upon the later of (i) such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01 and (ii) delivery by the undersigned to RBI of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to RBI, or other evidence reasonably satisfactory to RBI, to the effect that a transfer of my shares of RBI Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph B.2. above shall be removed forthwith from the certificate or certificates representing my shares of RBI Common Stock if I shall have delivered to RBI a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to RBI, or other evidence satisfactory to RBI that a transfer of my shares of RBI Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act.

          5.   I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          6. I further recognize that in the event I become a director or officer of RBI upon consummation of the Merger, any purchase or sale of the capital stock of RBI by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

          7. Execution of this letter should not construed as an admission on my part that I am an "affiliate" of TRFC as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


          This Letter Agreement shall be binding on my heirs, legal representative and successors.

                              Very truly yours,

                              _____________________________

Accepted this ____ day
  of _____________, 1998


Roslyn Bancorp, Inc.


By:
   ----------------------------
   Joseph L. Mancino
   Chairman of the Board, President
      and Chief Executive Officer

                                                                       EXHIBIT C

          FORM OF AFFILIATE LETTER FOR ROSLYN BANCORP, INC. AFFILIATES

                                ________, 1998

T R Financial Corp.
1122 Franklin Avenue
Garden City, New York 11530

Gentlemen:

     I have been advised that I might be considered to be an "affiliate" of Roslyn Bancorp, Inc., a Delaware corporation (the "RBI"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling of interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin Nos. 65 and 76.

     RBI and T R Financial Corp., a Delaware corporation ("TRFC") have entered into an Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), pursuant to which, among other things, TRFC will merge with and into RBI (the "Merger"). This agreement is hereinafter referred to as the "Letter Agreement."

     I represent and warrant to, and agree with, TRFC as follows:

          1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the common stock, par value $.01 per share, of RBI ("RBI Common Stock") and any other capital stock of RBI, and the shares of common stock, par value $.01 per share, of TRFC ("TRFC Common Stock") and any other capital stock of TRFC, to the extent I felt necessary, with my counsel or counsel for RBI.

          2. Notwithstanding the foregoing and any other agreements on my part in connection with RBI Common Stock and any other capital stock of RBI and TRFC Common Stock and any other capital stock of TRFC, I hereby agree that, without the consent of TRFC, I will not sell or otherwise reduce my risk relative to any shares of TRFC Common Stock, RBI Common Stock or any other capital stock of TRFC or RBI during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger.

          3. Stop transfer instructions will be given to the transfer agents of RBI, with respect to the shares of RBI Common Stock and any other shares of capital stock of RBI, and of TRFC, with respect to the shares of TRFC Common Stock and any other shares of capital stock of TRFC, in connection with the restrictions set forth herein.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect when financial results covering at least thirty days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01, provided, however, that this
                                                --------  -------
paragraph shall not prevent me from selling, transferring or disposing (in each case, with prior approval of RBI) of such number of shares of RBI Common Stock or TRFC Common Stock as will not, in the reasonable judgment of the accountants of RBI, interfere with or prevent the Merger from being accounted for as a pooling-of-interests, taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of RBI and all other affiliates of TRFC.

          Execution of this letter should not construed as an admission on my part that I am an "affiliate" of RBI as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

          This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                    Very truly yours,


                                    _____________________________

Accepted this ____ day
  of _____________, 1998


T R Financial Corp.


By:
   -----------------------------
   John M. Tsimbinos
   Chairman of the Board and
      Chief Executive Officer

                                                                       EXHIBIT D

                              ROSLYN BANCORP, INC.
                              EMPLOYMENT AGREEMENT

          This AGREEMENT ("Agreement") is made effective as of [Effective Date under the Agreement and Plan of Merger], by and between Roslyn Bancorp, Inc. (the "Company"), a corporation organized under the laws of Delaware, with its principal offices at 1400 Old Northern Boulevard, Roslyn, New York, and John M. Tsimbinos ("Executive"). Any reference to "Institution" herein shall mean The Roslyn Savings Bank or any successor thereto.

          WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

          WHEREAS, the Executive is willing to serve in the employ of the Company on a full-time basis for said period.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.        POSITION AND RESPONSIBILITIES.

          During the period of Executive's employment hereunder, Executive agrees to serve as the Chairman of the Board of the Company and Vice Chairman of the Institution. The Executive shall render administrative and management services to the Company and the Institution such as are customarily performed by persons in a similar executive officer capacity. During said period, Executive also agrees to serve as a director of the Company and the Institution and, if elected, as an officer and director of any subsidiary of the Company.

2.        TERMS.

          (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue through the period ending on the last day of the month in which he attains age 65, that is, June 30, 2002.

          (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantial time, attention, skill and efforts to the performance of his duties hereunder including activities and services related to the organization, operation and management of the Company and its direct or indirect subsidiaries ("Subsidiaries") and participation in community and civic organizations; provided, however, that, with the approval of the Board of Directors of the
--------  -------
Company, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Company or its Subsidiaries, or materially affect the performance of Executive's duties pursuant to this Agreement.

          (c) Notwithstanding anything herein contained to the contrary, Executive's employment with the Company may be terminated by the Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Institution, duties and responsibilities formerly performed at the Institution as part of his duties and responsibilities as Chairman of the Board of the Company and Vice Chairman of the Institution.

3.        COMPENSATION AND REIMBURSEMENT.

          (a) The Executive shall be entitled to an annual rate of salary from the Company or its Subsidiaries equal to the greater of (i) $500,000 per year or
(ii) if higher, the annual rate of salary payable by the Company and its Subsidiaries to the second highest paid officer or employee taking into account all forms of cash compensation ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Company and its Subsidiaries. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board. The Committee or the Board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Company shall also provide Executive, at no premium cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Company and its Subsidiaries.

          (b) In exchange for the Executive's agreement not to compete with the Company or the Institution set forth in Section 10(a) hereof, the Executive shall, in addition to the Base Salary provided for by paragraph (a) of this
Section 3, be entitled to additional compensation during the term of this Agreement at an annual rate equal to $175,000. Such noncompete compensation shall be payable bi-weekly.

          (c) Executive shall be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock or option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company and its Subsidiaries at present or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Company and its Subsidiaries in which Executive is eligible to participate. Subject to the provisions of Section 3(e) of this Agreement, nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

          (d) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the noncompete compensation provided for by paragraph (b) of this Section 3 and other compensation provided for by paragraph (c) of this
Section 3, the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

          (e) The total aggregate present value of the compensation and benefits provided to the Executive by the Company and its Subsidiaries under Subsections (a), (b), (c) and (e) of this Section 3 shall not be less than or greater than $1,000,000 per year (approximately prorated for any applicable portion of a calendar year) (the "Limit"). To the extent that the compensation provided for in Subsections (a), (b), (c) and (e) of this Section 3 each year during the term of this Agreement does not at least equal the Limit, the Company or its Subsidiaries shall provide the Executive with grants of stock options, option-related awards or awards of the Company's common stock under The Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan or other plan or arrangement, valued using a generally accepted valuation methodology (such as market value for common stock grants and Black-Scholes or alternative option pricing methods) acceptable to the Company and the Executive, or cash payments under incentive or other plans, such that the estimated aggregate present value of the compensation provided to the Executive by the Company and its Subsidiaries under Subsections (a), (b), (c) and (e) of this Section 3 shall equal the Limit.

4.        PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

          (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any of the following: (i) the termination by the Company of Executive's full-time employment hereunder for any reason other than termination governed by Section 5(a) hereof, or for Cause, as defined in
Section 7 hereof; (ii) Executive's resignation from the Company's employ, upon, any (A) unless consented to by the Executive, failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board of the Company and Vice Chairman of the Institution or failure to nominate or renominate Executive as a Director of the Institution or the Company as of the date of this Agreement,
(B) a material change in Executive's function, duties, or responsibilities with the Company or its Subsidiaries, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, unless consented to by the Executive, (C) a relocation of Executive's principal place of employment by more than 25 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) a liquidation or dissolution of the Company or the Institution, or (F) breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B),
(C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

          (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of:
(i) the amount (subject to the Limit) of the remaining payments that the Executive would have earned if he had continued his employment with the Institution during the remaining term of this Agreement at the Executive's Base Salary at the Date of Termination; (ii) (subject to the Limit) the amount equal to the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Institution or the Company during the remaining term of this Agreement based on contributions or payments made (on an annualized basis) at the Date of Termination and (iii) the amount (subject to the Limit) of the noncompete compensation that would have been payable during the remaining term of this Agreement based on contributions or payments made (on an annualized basis) at the Date of Termination. At the election of the Executive, which election is to be made prior to an Event of Termination, such payment shall be made: (a) in a lump sum as of the Executive's Date of Termination, (b) on a bi-weekly basis in approximately equal installments during the remaining term of the Agreement, or (c) on an annual basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

5.        CHANGE IN CONTROL.

          (a) For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Institution or the Company representing 25% or more of the Institution's or the Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Company and any voting securities purchased by any employee benefit plan of the Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction (a "Transaction") occurs or is effectuated, other than a Transaction following which: (i) more than 50% of the equity ownership interests of the entity resulting from such Transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such Transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding equity ownerships interests in the Company; and (ii) more than 50% of the securities entitled to vote generally in the election of directors of the entity resulting from such Transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such Transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the securities entitled to vote generally in the election of directors of the Company.

          (b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d), of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to (i) Executive's dismissal, or (ii) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 25 miles from its location immediately prior to the change in control, unless such termination is because of his death or termination for Cause.

          (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement, including the amount of the noncompete compensation that would have been payable during the remaining term of this Agreement; or (ii) three (3) times Executive's annual compensation for the most recently completed year. Such annual compensation shall include Base Salary, commissions, bonuses, contributions or accruals on behalf of Executive to any pension and profit sharing plan, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years. At the election of the Executive, which election is to be made prior to a Change in Control, such payment shall be made: (a) in a lump sum, (b) on a bi-weekly basis in approximately equal installments over a period of thirty-six (36) months following the Executive's termination, or (c) on an annual basis in approximately equal installments over a period of thirty-six (36) months following the Executive's termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

          (d) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Company will cause to be continued life, medical, dental and long-term or other disability coverage substantially equivalent to the coverage maintained by the Institution for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Change in Control.

6.        CHANGE OF CONTROL RELATED PROVISIONS.

          In each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Employment Agreement, the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code")) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment". As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Company shall pay Executive, subject to applicable withholding requirements under applicable state or federal law, an amount equal to:

          (1) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

          (2) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under clause (1) and on any payments under this Clause (2). In computing such tax allowance, the payment to be made under Clause
               (1) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                         Tax Rate
               GUP =     _________
                         1- Tax Rate

               The "Tax Rate" for purposes of computing the GUP shall be the sum of the highest marginal federal and state income and employment-related tax rates, including any applicable excise tax rates, applicable to the Executive in the year in which the payment under Clause (1) is made.

          (3) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment Amount") the Company must pay to the Executive in order to put the Executive in the same position as the Executive would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Company shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive. In no event however, shall Executive make any payment under this paragraph to the Company.

7.        TERMINATION FOR CAUSE.

          The term "Termination for Cause" shall mean termination because of: 1) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Institution or the Company, or 2) Executive's conviction of a crime or act involving moral turpitude or a final judgement rendered against Executive based upon actions of Executive which involve moral turpitude. For the purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Institution, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.        NOTICE.

          (a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

          (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.        POST-TERMINATION OBLIGATIONS.

          All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.       NON-COMPETITION AND NON-DISCLOSURE.

          (a) Upon any termination of Executive's employment hereunder pursuant to Section 4 hereof, Executive agrees not to compete with the Company or its Subsidiaries for a period of one (1) year following such termination in any city, town or county in which the Executive's normal business office is located and the Company or any of its Subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or its Subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Company or its Subsidiaries, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Company or its Subsidiaries, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its Subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its Subsidiaries from pursuing any other remedies available to the Company or its Subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

          (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and its Subsidiaries as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company and its Subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. Further, Executive may disclose information regarding the business activities of the Bank or Company to the Superintendent of Banks of the State of New York, the New York Banking Department, OTS and the Federal Deposit Insurance Corporation ("FDIC") pursuant to a formal regulatory request. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or its Subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

11.       SOURCE OF PAYMENTS.

          (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company subject to Section 11(b).

          (b) Notwithstanding any provision herein to the contrary, payments pursuant to this Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Institution on a quarterly basis.

12.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

          This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive under the Employment Agreements dated as of January 23, 1997 between the Executive and T R Financial Corp. or Roosevelt Savings Bank, respectively. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.       NO ATTACHMENT.

          (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

          (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

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

14.       MODIFICATION AND WAIVER.

          (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.       SEVERABILITY.

          If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.       HEADINGS FOR REFERENCE ONLY.

          The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.       GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of New York, unless otherwise specified herein.

18.       ARBITRATION.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.       PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS.

          In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees incurred by Executive in resolving such dispute or controversy, and (2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20.       INDEMNIFICATION.

          The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

21.       SUCCESSOR TO THE COMPANY.

          The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

                                   SIGNATURES

          IN WITNESS WHEREOF, Roslyn Bancorp, Inc. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the ___/th/ day of ___________, 1998.


ATTEST:                       ROSLYN BANCORP, INC.



                                By:
------------------------------     ------------------------------------------
Mary M. Ehrich                      Joseph L. Mancino
Secretary                           For the Board of Directors

[SEAL]



WITNESS:


                                By:
------------------------------     ------------------------------------------
                                    John M. Tsimbinos
                                    Executive

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